USA TECHNOLOGIES, INC.

RESTRICTED BONUS STOCK ISSUANCE AGREEMENT

     Agreement made on this 28th day of June, 2006, by and between GEORGE R. JENSEN, JR., an individual ("JENSEN"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

BACKGROUND

     JENSEN and USA have entered into an Amended and Restated Employment and Non-Competition Agreement dated May 11, 2006 (“Employment Agreement”). Pursuant to Section 2(f) of the Employment Agreement, USA agreed to issue to JENSEN 75,000 non-vested shares of USA Common Stock as a bonus, as more fully set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, USA and JENSEN agree as follows:

     1.Issuance of Restricted Stock. Pursuant to Section 2(f) of the Employment Agreement, and subject to the terms hereof, USA hereby issues to JENSEN 75,000 shares of USA Common Stock (the “Shares”). Promptly following the execution and delivery hereof, USA shall deliver to JENSEN a certificate registered in the name of JENSEN representing 25,000 Shares which are fully vested and not subject to forfeiture. These 25,000 Shares became vested on June 1, 2006. USA shall also deliver to Lurio & Associates, P.C., as escrow agent (“Escrow Agent”), two certificates registered in the name of JENSEN each representing 25,000 shares(the “Non-Vested Shares”). The Non-Vested Shares are not vested and shall be subject to forfeiture by JENSEN as more fully described in Section 2 below. At the time of the execution and delivery hereof, JENSEN has delivered to the Escrow Agent two undated stock powers duly endorsed by JENSEN.

     2.Vesting of Shares.

     a.If JENSEN has continued to be employed by the Company as of the date set forth in Column "A" below, the number of Non-Vested Shares set forth in Column "B" below shall on such date become irrevocably and absolutely vested and no longer subject to forfeiture.

Column "A"	Column "B"
Vesting Date	Shares Vested
January 1, 2007	25,000
June 1, 2007	25,000
TOTAL	50,000

     b.Upon the vesting of any Non-Vested Shares pursuant to subparagraph a, JENSEN shall deliver written notice to USA and the Escrow Agent within ninety (90) days following the date of such vesting. If USA shall not deliver to JENSEN and the Escrow Agent a written objection to the notice of JENSEN within 10 days following receipt of such notice, then the Escrow Agent shall deliver the Non-Vested Shares to JENSEN. If USA shall deliver such written notice of objection, the Escrow Agent shall not deliver the Non-Vested Shares to JENSEN but shall hold the Non-Vested Shares pending receipt by the Escrow Agent of one of the following:(i) the joint written instructions of JENSEN and USA directing the Escrow Agent to deliver the Non-Vested Shares in accordance with the instructions set forth therein; or (ii) a final adjudication of a court directing the distribution of the Non-Vested Shares.

     c.In the event that JENSEN’s employment with USA terminates prior to any vesting date for any reason whatsoever (other than for death or disability), USA shall deliver written notice to JENSEN and the Escrow Agent within ninety (90) days following the date of such termination. If JENSEN shall not deliver to USA and the Escrow Agent a written objection to the notice of USA within 10 days following receipt of such notice, then the Escrow Agent shall deliver the Non-Vested Shares and the stock powers to USA. If JENSEN shall deliver such written notice of objection, the Escrow Agent shall not deliver the Non-Vested Shares and the stock powers to USA but shall hold the Non-Vested Shares and stock powers pending receipt by the Escrow Agent of one of the following:(i) the joint written instructions of JENSEN and USA directing the Escrow Agent to deliver the Non-Vested Shares and stock powers in accordance with the instructions set forth therein; or (ii) a final adjudication of a court directing the distribution of the Non-Vested Shares and stock powers. Upon delivery of the Non-Vested Shares and stock powers to USA, USA shall become the legal and beneficial owner of the Non-Vested Shares and all rights and interests therein at no cost to USA, and USA shall cancel these Non-Vested Shares on its books and records.

     d.Notwithstanding subparagraph a, in the event of the termination of employment due to JENSEN’s death pursuant to Section 5(a) of the Employment Agreement prior to any vesting date, all of the remaining Non-Vested Shares shall become fully vested as of such date of death and shall no longer be subject to forfeiture. The Escrow Agent shall deliver any such Non-Vested Shares to the personal representative of JENSEN’s estate.

     e.Notwithstanding subparagraph a, in the event of the termination of employment due to JENSEN’s disability pursuant to Section 5(b) of the Employment Agreement prior to any vesting date, all of the remaining Non-Vested Shares shall become fully vested as of such termination date and shall no longer be subject to forfeiture. The Escrow Agent shall deliver any such Non-Vested Shares to JENSEN or to his personal representative following any such termination.

     3.Restriction on Transfer. The Non-Vested Shares (until they have vested hereunder) shall be non-transferable, and JENSEN shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Non-Vested Shares prior to the vesting date of such Non-Vested Shares.

     4.Escrow of Shares. Subject to the terms hereof, JENSEN shall have all rights of a shareholder with respect to all Non-Vested Shares while they are held by the Escrow Agent, including, without limitation, the right to vote the Non-Vested Shares and receive any cash dividends declared thereon. If, from time to time, there is (i) any stock dividend, stock split, or other change in the Non-Vested Shares, or (ii) any merger or sale of all or substantially all of the assets of USA, any and all new, substituted or additional securities to which JENSEN becomes entitled by reason of his ownership of the Non-Vested Shares shall be held on his behalf by the Escrow Agent and included thereafter as “Non-Vested Shares” for purposes of this Agreement.

     5.Tax Consequences. JENSEN understands that he (and not USA) shall be responsible for his tax liability that may arise as a result of the transactions contemplated by this Agreement. JENSEN understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount, if any, paid for the Non-Vested Shares and the fair market value of the Non-Vested Shares as of the date any restrictions on the Non-Vested Shares lapse. JENSEN also understands that he may elect to be taxed at the time the Non-Vested Shares are granted rather than when the restrictions lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the grant.

     6.Legend. In addition to any legend required under Section 2(f) of the Employment Agreement, the certificates representing the Non-Vested Shares will bear the following legend: ”The shares represented by this certificate are subject to forfeiture and all of the other terms, conditions, and restrictions of the USA Technologies, Inc. Restricted Bonus Stock Issuance Agreement dated June 28, 2006, a copy of which is on file and available for inspection during normal business hours at USA’s principal office.” USA shall have this legend removed following the vesting of any Non-Vested Shares.

     7.Notices. All notices required or permitted hereunder shall be provided in accordance with the requirements of Section 10 of the Employment Agreement.

     8.Governing Law. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws rules.

     9.Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their personal representatives, heirs, successors and assigns. This Agreement, or any part thereof, may not be assigned by JENSEN.

     10. Entire Agreement. Subject to the terms of the Employment Agreement, all of which are incorporated herein by reference, this Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USA and JENSEN.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC.

By:	/s/ STEPHEN P. HERBERT
Stephen P. Herbert, President

/s/ GEORGE R. JENSEN, JR.
GEORGE R. JENSEN, JR.

AGREED TO AND ACCEPTED:

LURIO & ASSOCIATES, P.C.,
As Escrow Agent

By:	/s/ DOUGLAS M. LURIO
Douglas M. Lurio